Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE

Dated as of September 15, 2025

THIRD SUPPLEMENTAL INDENTURE, dated as of September 15, 2025, by and between DuPont de Nemours, Inc. (f/k/a DowDuPont Inc.), a Delaware corporation (the “Company”) and U.S. Bank Trust Company, National Association (including as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have executed and delivered an Indenture, dated as of November 28, 2018 (the “Base Indenture”), to provide for the issuance by the Company from time to time of the Company’s senior unsecured debt securities;

WHEREAS, the Company and the Trustee have executed and delivered the First Supplemental Indenture, dated as of November 28, 2018 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”);

WHEREAS, there are currently Outstanding under the Indenture the series of Securities designated as the 4.493% Notes due 2025, the 4.725% Notes due 2028 (the “2028 Notes”), the 5.319% Notes due 2038 (the “2038 Notes”) and the 5.419% Notes due 2048 (the “2048 Notes” and, together with the 2028 Notes and the 2038 Notes, the “Existing Notes” and each a “series” of Existing Notes);

WHEREAS, Section 8.02 of the First Supplemental Indenture permits the execution of a supplemental indenture with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of a series affected by such supplemental indenture (the “Required Consents”) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Securities of such series under the Indenture;

WHEREAS, in connection with the proposed separation of the Company’s electronics business, which includes its semiconductor technologies and interconnect solutions businesses into an independent public company, Qnity Electronics, Inc. (as more fully described in the Offering Memorandum and Consent Solicitation Statement) (the “Intended Electronics Separation”), the Company offered to separately exchange any and all outstanding notes of each series of Existing Notes for new notes issued by the Company (the exchange offers, collectively, the “Exchange Offers” and each an “Exchange Offer”) pursuant to an Offering Memorandum and Consent Solicitation Statement, dated as of September 2, 2025, as supplemented by the Supplement No. 1 to the Offering Memorandum and Consent Solicitation Statement, dated as of September 15, 2025 (collectively, the “Offering Memorandum and Consent Solicitation Statement”);

WHEREAS, pursuant to the Offering Memorandum and Consent Solicitation Statement, the Company solicited consents (“Consent Solicitations”) from the Holders of notes of each series of the Existing Notes to certain amendments to the Indenture (the “Amendments”);

WHEREAS, the Company has obtained the Required Consents to the Amendments from the Holders of the 2028 Notes (the “Amended Series”) pursuant to the applicable Consent Solicitations, and the Company has filed with the Trustee evidence of the Required Consents having been obtained;

WHEREAS, the entry into this Third Supplemental Indenture by the parties hereto is authorized by the provisions of the Indenture;

WHEREAS, this Third Supplemental Indenture shall be effective upon its signing by the parties hereto, but the provisions of Article 2 and Article 3 will become operative upon the issuance of the applicable series of new notes by the Company and payment of any applicable Early Participation Payment (as defined in the Offering Memorandum and Consent Solicitation Statement) (collectively, the “Consideration”) in the Exchange Offer relating to the Amended Series (the “Applicable Exchange Offer”) in exchange for the notes of the Amended Series validly tendered and not validly withdrawn and that are accepted for exchange, on the settlement date of such Applicable Exchange Offer (the “Operative Date”); and

WHEREAS, if the Applicable Exchange Offer has been terminated or withdrawn, or if upon the settlement date of the Applicable Exchange Offer, the Company has not issued or paid the Consideration in respect of the notes of the Amended Series validly tendered and accepted for exchange, then the terms hereof shall not become operative, this Third Supplemental Indenture shall be deemed automatically terminated and the Indenture will remain in effect in its current form with respect to the Amended Series.

NOW, THEREFORE, for and in consideration of the premises and the purchase of the notes of the Amended Series by the Holders, the Company and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the respective Holders from time to time of the notes of the Amended Series as follows:

ARTICLE 1

RELATION TO THE INDENTURE; DEFINITIONS AND

OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Relation to the Indenture. This Third Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.02. Definitions and Other Provisions of General Application. For all purposes of this Third Supplemental Indenture unless otherwise specified herein:

(a)	all terms defined in this Third Supplemental Indenture which are used and not otherwise defined herein shall have the meanings they are given in the Indenture; and

(b)

the provisions of general application stated in Section 1.01 of the Indenture shall apply to this Third Supplemental Indenture, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Third Supplemental Indenture as a whole and not to the Indenture or any particular Article, Section or other subdivision of the Indenture or this Third Supplemental Indenture.

ARTICLE 2

AMENDMENTS TO THE INDENTURE

Section 2.01. Amendment to Section 12.02(a)(ii) of the Base Indenture. Solely with respect to the Amended Series, Section 12.02(a)(ii) of the Base Indenture is hereby deleted in its entirety and replaced with the following:

(ii) all Securities of such series not theretofore delivered to the Trustee for cancellation,

(A) have become due and payable, or

(B) will become due and payable at their Stated Maturity within one year, or

(C) if redeemable at the option of the Company (including, without limitation, by operation of any mandatory sinking fund), are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (A), (B) or (C) above, has irrevocably deposited or caused to be deposited with the Trustee funds in trust for the purpose an amount in cash or U.S. Government Obligations in the Currency in which such Securities are payable (subject to Section 12.08) sufficient to pay and discharge the entire indebtedness on such Securities for principal and premium, if any, and interest to the date of such deposit (in the case of Securities that have become due and payable) or to the Stated Maturity thereof or, in the case of Securities of such series which are to be called for redemption as contemplated by (C) above, the applicable Redemption Date, as the case may be, and including any mandatory sinking fund payments as and when the same shall become due and payable;

Section 2.02. Deletion. Solely with respect to the Amended Series, the Indenture shall hereby be amended by deleting the following Clauses or Sections of the Indenture in their entirety, and such Clauses or Sections shall be of no further force and effect, and shall no longer apply to the notes of the Amended Series, and the words “[INTENTIONALLY DELETED]” shall be inserted, in each case, in place of the deleted text:

•	Base Indenture

•	Section 12.03(c) (Defeasance and Covenant Defeasance upon Deposit of Moneys or U.S. Government Obligations)

•	First Supplemental Indenture

•	Section 5.01 (Change of Control)

•	Section 6.01 (Limitation on Liens)

•	Section 6.02 (Sale and Leaseback Transactions)

•	Section 6.03 (Merger, Consolidation or Sale of Assets)

Section 2.03. Amendment to Section 7.01 of the First Supplemental Indenture. Solely with respect to the Amended Series, Section 7.01 of the First Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

Section 7.01 of the Base Indenture shall be applicable to the Amended Series.

Section 2.04. The Intended Electronics Separation. Notwithstanding anything to the contrary in the Indenture, the consummation of the Intended Electronics Separation and other transactions on substantially the terms described under “Summary—Intended Electronics Separation” and “Summary—Recent Developments” of the Offering Memorandum and Consent Solicitation Statement (collectively, the “Transactions”) and any action taken by any of the Company or any Subsidiary in connection with or incidental to the Transactions (a) shall be permitted under all covenants and obligations under the Indenture without restriction and (b) shall not be deemed, individually or in the aggregate, to be a sale, conveyance, transfer or lease of all or substantially all of the Company’s assets to another entity.

ARTICLE 3

AMENDMENTS TO THE NOTES OF THE AMENDED SERIES

Section 3.01. Amendments to the Notes of the Amended Series. The notes of the Amended Series include certain of the foregoing provisions from the Indenture to be deleted pursuant to Article 2 hereof. Upon the Operative Date, such provisions from the notes of the Amended Series shall be deemed deleted . Such provisions from the notes of the Amended Series to be deleted pursuant to Article 2 hereof include the paragraphs titled:

(a)	“Special Mandatory Redemption”;

(b)	“No Recourse”;

(c)	“Change of Control”; and

(d)	“Restrictive Covenants.”

ARTICLE 4

MISCELLANEOUS PROVISIONS

Section 4.01. Supplemental Indenture. The Indenture, as supplemented by this Third Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 4.02. Effectiveness. This Third Supplemental Indenture shall become effective and binding on the Company, the Trustee and every Holder of the notes of the Amended Series heretofore or hereafter authenticated and delivered under the Indenture, upon the execution and delivery by the parties to this Third Supplemental Indenture; provided that the amendments to the Indenture and the notes of the Amended Series set forth in Article 2 and Article 3 hereof shall not become operative until the Operative Date. Prior to the Operative Date, the Company may terminate this Third Supplemental Indenture upon written notice to the Trustee; provided that if the Applicable Exchange Offer has been terminated or withdrawn, or if upon the settlement date of the Applicable Exchange Offer, the Company has not issued or paid the Consideration, then this Third Supplemental Indenture shall be automatically terminated and the Indenture will remain in effect in its current form with respect to the Amended Series.

Section 4.03. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.04. Separability Clause. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions herein shall not in any way be affected or impaired thereby.

Section 4.05. Governing Law. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.06. Execution by the Trustee. The Trustee has executed this Third Supplemental Indenture only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee shall not be responsible for the correctness of the recitals contained herein, which shall be taken as statements of the Company, and the Trustee makes no representation and shall have no responsibility for, or in respect of, the validity or sufficiency of this Third Supplemental Indenture or the execution hereof by any Person (other than the Trustee). The rights, protections or indemnities afforded the Trustee under the Indenture shall apply to the execution hereof and the transactions contemplated hereunder.

Section 4.07. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Facsimile, PDF copies or other electronic transmission of signatures shall constitute original signatures for all purposes of this Third Supplemental Indenture and any enforcement hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Third Supplemental Indenture or any document to be signed in connection with this Third Supplemental Indenture shall be deemed to include Electronic Signatures (as defined herein), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the day and year first above written.

DUPONT DE NEMOURS, INC. (F/K/A DOWDUPONT INC.)

By:	/s/ Michael P. Heffernan
Name: Michael P. Heffernan Title: Vice President and Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (AS SUCCESSOR IN INTEREST TO U.S. BANK NATIONAL ASSOCIATION), AS TRUSTEE

By:	/s/ Paul O’Brien
Name: Paul O’ Brien Title: Vice President

[Signature Page to Third Supplemental Indenture]